Exhibit 10.8

ELEVENTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT AND CONSENT
THIS ELEVENTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT AND CONSENT (this “Amendment”), dated as of December 27, 2016, is entered into by and among NOVATEL WIRELESS, INC., a Delaware corporation (“Novatel”), ENFORA, INC., a Delaware corporation (“Enfora”), and FEENEY WIRELESS, LLC, an Oregon limited liability company (“Feeney Wireless”; Novatel, Enfora and Feeney Wireless are sometimes referred to in this Amendment individually as a “Borrower” and collectively as the “Borrowers”), R.E.R. ENTERPRISES, INC., an Oregon corporation (“RER Enterprises”), and FEENEY WIRELESS IC-DISC, INC., a Delaware corporation (“Feeney Wireless IC-DISC”), INSEEGO CORP. (f/k/a VANILLA TECHNOLOGIES, INC.), a Delaware corporation (“Inseego”; RER Enterprises, Feeney Wireless IC-DISC and Inseego are sometimes referred to in this Amendment individually as a “Guarantor” and collectively as the “Guarantors”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”). Borrowers and Guarantors are sometimes individually referred to herein as a “Loan Party” and collectively referred to herein as the “Loan Parties”. Terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement defined below.
RECITALS
A.    The Lender and the Loan Parties have previously entered into that certain Credit and Security Agreement dated as of October 31, 2014 (as amended, modified and supplemented from time to time, the “Credit Agreement”), pursuant to which the Lender has made certain loans and financial accommodations available to Borrowers.
B.    Inseego and Novatel have entered into that certain Stock Purchase Agreement, dated as of September 21, 2016, with T.C.L. Industries Holdings (H.K.) Limited, a limited liability company formed under the laws of Hong Kong, and Jade Ocean Global Limited, a BVI Business Company formed under the laws of the British Virgin Islands (“Purchaser”), pursuant to which Inseego intends to sell to Purchaser all of the issued and outstanding shares of common stock of Novatel (the “Sale”).
C.    Borrowers and Guarantors have requested that the Lender (i) consent to the Sale, notwithstanding that such disposition is not permitted under the Credit Agreement, and (ii) amend the Credit Agreement as set forth herein, and Lender is willing provide such consent and to amend the Credit Agreement, in each case, on the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendments to Credit Agreement.
1.1Section 2.4(b) of the Credit Agreement is hereby amended, with retroactive effect to October 31, 2016, to read in its entirety as follows:
“(b)    Payments by Account Debtors. Other than during any period described in the next sentence, Borrowers shall deposit all payments from Account Debtors, insurance proceeds, and any other collections into the Collection Account, and, so long as no Event of Default is existing, such funds shall be transferred from the Collection Account to, and be maintained in, any other Deposit Accounts maintained with Lender or that are subject to Control Agreements as directed by Borrowers from time to time. At any time that Borrowers fail to maintain the Covenant Threshold for five or more consecutive Business Days (and continuing thereafter until such time as the Covenant Threshold is attained for not less than 60 consecutive days) or during the existence of an Event of Default, (i) Borrowers shall instruct all Account Debtors to thereafter make payments directly to the Collection Account (by wire transfer, ACH, or other means as Lender may direct from time to time), (ii) if any Borrower receives a payment of the Proceeds of Collateral directly, such Borrower will promptly deposit the payment or Proceeds into the Collection Account and any funds maintained in any Deposit Account by Borrower shall be promptly transferred to the Collection Account, (iii) until so deposited, such Borrower will hold all such payments and Proceeds in trust for Lender without commingling with other funds or property, and (iv) any collected and immediately available funds received in the Collection Account shall be applied by Lender to the outstanding Obligations (unless Lender is restricted or prohibited from doing so as a matter of law).”
1.2Section 6.12(l) of the Credit Agreement is hereby amended, with retroactive effect to October 31, 2016, to read in its entirety as follows:
“(l)    Deposit Accounts. At any time that Borrowers fail to maintain the Covenant Threshold for five or more consecutive Business Days (and continuing thereafter until such time as the Covenant Threshold is maintained for not less than 60 consecutive days) or during the existence of an Event of Default, unless Lender agrees otherwise in writing (in Lender’s sole discretion), each Loan Party agrees not to withdraw any funds from any Deposit Account pledged to Lender pursuant to this Agreement except for (x) any Deposit Accounts identified on Schedule 5.15 to the Information Certificate which are specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for employees of any Borrower or any Loan Party or any of their respective Subsidiaries, (y) so long as Lender has not commenced the exercise of any rights or remedies as a result of the occurrence of any Event of Default, the Designated Account, and (z) Borrowers may continue to comply with their obligations to transfer funds from their Bank of America accounts to the Lender accounts in accordance with Section 6.12(j)(iii).”
1.3Section 7.7(a)(i) of the Credit Agreement is hereby amended to read in its entirety as follows:
“(i)    optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or any of its Subsidiaries, other than (A) the Obligations in accordance with this Agreement or a Bank Product Agreement, (B) Permitted Intercompany Advances and (C) the exchange of the Convertible Notes of Novatel Wireless for Convertible Notes of Inseego Corp., which shall be on substantially the same terms and conditions except to the extent set forth on Annex A attached to the Eleventh Amendment.”
1.4Section 7.7(b)(i) of the Credit Agreement is hereby amended, with retroactive effect to November 8, 2016, to read in its entirety as follows:
“(i)    any agreement, instrument, document, indenture or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement or a Bank Product Agreement, (B) Permitted Intercompany Advances, (C) amendments to the conversion terms of the Convertible Notes of Novatel Wireless to provide for the conversion of such Convertible Notes into common stock of Inseego Corp. pursuant to the First Supplemental

Indenture, dated November 8, 2016, among Inseego Corp., Novatel Wireless and Wilmington Trust, National Association, and (D) amendments to the Convertible Notes of Novatel Wireless as set forth on Annex A attached to the Eleventh Amendment.
1.5The last paragraph of Section 8(a) the Credit Agreement is hereby amended, with retroactive effect to October 31, 2016, to read in its entirety as follows:
“Notwithstanding the existence of the foregoing minimum EBITDA covenant, such covenant shall not be tested by Lender so long as (i) Borrowers maintain the Covenant Threshold at all times, and (ii) no Event of Default shall have occurred under this Agreement. If at any time Borrowers shall fail to maintain the Covenant Threshold or in the event any Event of Default shall have occurred, the foregoing minimum EBITDA covenant shall be tested for the most recent test date occurring prior to the earlier of the date that the Borrowers have failed to maintain the Covenant Threshold or the occurrence of an Event of Default and shall continue to be tested until Borrowers have attained the Covenant Threshold for a period of 60 consecutive days thereafter and no Event of Default exists (and, thereafter, if the Borrowers fail to maintain such minimum Covenant Threshold at any time or an Event of Default occurs, the EBITDA covenant shall again be tested in accordance with the foregoing). Borrowers shall report to Lender their EBITDA and Liquidity each month (with such reporting provided with the Compliance Certificate), regardless of whether the EBITDA is subject to being tested.”
1.6The table in the definition of “Applicable Margin” set forth in Schedule 1.1 to the Credit Agreement is hereby amended, with retroactive effect to October 31, 2016, to read in its entirety as follows:

Level	Liquidity	When Interest Rate is based on Daily Three Month LIBOR	When Interest Rate is based on the Prime Rate
I	Less than the Covenant Threshold	3.5%	1.0%
II	Greater than or equal to the Covenant Threshold	3.0%	0.50%

1.7The definition of “Convertible Note Documents” set forth in Schedule 1.1 to the Credit Agreement is hereby amended to read in its entirety as follows:
““Convertible Note Documents” means the Convertible Notes, the Indenture dated on or about June 10, 2015 between Novatel Wireless, Inc. and Wilmington Trust, National Association, as trustee, and all other documents related thereto and executed in connection therewith, as such may after the Tenth Amendment Date be assigned to or exchanged for Convertible Notes of Inseego Corp., which shall be on substantially the same terms and conditions except to the extent set forth on Annex A attached to the Eleventh Amendment.”
1.8The definition of “Convertible Notes” set forth in Schedule 1.1 to the Credit Agreement is hereby amended to read in its entirety as follows:
““Convertible Notes” means Novatel Wireless, Inc.’s 5.50% Convertible Senior Notes Due 2020 as described in the Private Placement Memorandum, as such may after the Tenth Amendment Date be assigned to or exchanged for convertible notes of Inseego Corp. which shall be on substantially the same terms and conditions except to the extent set forth on Annex A attached to the Eleventh Amendment.”

1.9The new defined term “Covenant Threshold” is hereby added, with retroactive effect to October 31, 2016, to Schedule 1.1 to the Credit Agreement in the appropriate alphabetical position:
““Covenant Threshold” means Liquidity of not less than $5,000,000; provided that, so long as no Advances are outstanding as of any date of determination, the amount included in clause (i) of the definition of Liquidity in order to calculate such Liquidity shall be at least $2,000,000 as of such date.”
1.10The new defined term “Eleventh Amendment” is hereby added to Schedule 1.1 to the Credit Agreement in the appropriate alphabetical position:
““Eleventh Amendment” means that certain Eleventh Amendment to Credit and Security Agreement and Consent, dated as of December 27, 2016, among Lender, Borrowers and Guarantors.”
1.11Clause (q) of the definition of “Permitted Indebtedness” set forth in Schedule 1.1 to the Credit Agreement is hereby amended in its entirety as follows:
“(q)    the unsecured Indebtedness of Novatel Wireless, Inc. or Inseego Corp., as applicable, incurred pursuant to and in accordance with the Convertible Note Documents in an aggregate principal amount not to exceed $125,000,000; provided, that neither Novatel Wireless, Inc. nor Inseego Corp., as applicable, shall redeem, repurchase or satisfy any conversion obligation under any Convertible Note in cash (or partially in cash), other than with respect to cash paid in lieu of fractional shares, unless (i) no Default or Event of Default has occurred and is continuing or would result from such cash payment and (ii) Borrowers shall have Excess Availability in an amount equal to or greater than $10,000,000 on a proforma basis for the 60day period both immediately preceding the date of such cash payment and immediately after giving effect to any such cash payment; and”
1.12Clause (a) in the fourth row of Schedule 2.12 to the Credit Agreement is hereby amended, with retroactive effect to October 31, 2016, to read in its entirety as follows:
“(a)    Collateral Exam Fees, Costs and Expenses. Lender’s fees, costs and expenses in connection with any collateral exams or inspections conducted by or on behalf of Lender at the current rates established from time to time by Lender as its fee for collateral exams or inspections (which fees are currently $1,080 per day per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any collateral exam or inspection; provided, however, (i) so long as no Default or Event of Default shall have occurred and be continuing and Borrowers maintain the Covenant Threshold at all times, Borrowers shall be obligated to reimburse Lender for fees, costs and expenses related for not more than two (2) such collateral exams and inspections in any twelve-month period, and (ii) if Borrowers fail to maintain the Covenant Threshold at any time, but so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall be obligated to reimburse Lender for fees, costs and expenses related for not more than four (4) such collateral exams and inspections in any twelve-month period. Furthermore, so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Lender for fees, costs and expenses that exceed in the aggregate $10,000 for any single collateral exam (but such cap shall not apply to collateral exams conducted prior to the Closing Date or in connection with the Merger). In addition (and not subject to the foregoing 2 or 4 collateral exam and inspection limit), Borrowers shall be obligated to reimburse Lender for all fees, costs and expenses related to any collateral exams or inspections obtained prior to the Closing Date or in connection with the Merger. Applicable fees related to electronic collateral reporting will also be charged.”
1.13The last paragraph of Schedule 6.2 to the Credit Agreement is hereby amended, with retroactive effect to October 31, 2016, to read in its entirety as follows:
“For purposes of this Schedule 6.2, “Weekly Reporting Period” means each period (a) commencing on any day that Borrowers fail to maintain the Covenant Threshold for any five (5) consecutive Business Day period or an Event of Default occurs, and (b) continuing until Borrowers attain the Covenant Threshold at all times and no Event of Default has existed for 30 consecutive calendar days (for both the Liquidity and no Event of Default requirements).”
2.Consent. Upon satisfaction of the conditions precedent set forth in Section 4 of this Amendment and notwithstanding any restrictions in the Credit Agreement, Lender hereby consents to the Sale so long as (i) the Sale is consummated on or prior to February 28, 2017, (ii) concurrently with the consummation of the Sale, all Obligations are paid in full in cash and Lender’s obligations to provide additional credit under the Credit Agreement are terminated, and (iii) the Loan Parties have executed a payoff letter, in form and substance reasonably satisfactory to Lender, which shall include a release of claims substantially in the form of Section 7 of this Amendment.
3.Amendment Fee. Intentionally Omitted.
4.Effectiveness of this Amendment. This Amendment shall be effective upon Lender’s receipt of the following items, in form and content acceptable to the Lender:
4.1This Amendment, duly executed in a sufficient number of counterparts for distribution to all parties;
4.2The representations and warranties set forth in this Amendment must be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof); and
4.3All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded, as reasonably required by the Lender.
5.Representations and Warranties. Each Loan Party represents and warrants as follows:
5.1Authority. Each Loan Party has the requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery and performance by the Loan Parties of this Amendment have been duly approved by all necessary corporate or limited liability company, as applicable, action and no other corporate or limited liability company, as applicable, proceedings are necessary to consummate such transactions.
5.2Enforceability. This Amendment has been duly executed and delivered by the Loan Parties. This Amendment and each Loan Document (as amended or modified hereby) is the legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and is in full force and effect.
5.3Representations and Warranties. The representations and warranties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof.
5.4Due Execution. The execution, delivery and performance of this Amendment are within the corporate or limited liability company, as applicable, power of each Loan Party, have been duly authorized by all necessary action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on any Loan Party except to the extent that any such contravention could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.
5.5No Default. Upon the effectiveness of this Amendment, no event has occurred and is continuing that constitutes a Default or an Event of Default.
6.No Waiver. Except as otherwise expressly provided herein, the execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any other Loan Document or other document held by Lender, whether or not known to Lender and whether or not existing on the date of this Amendment.
7.Release. Each of the Loan Parties hereby absolutely and unconditionally releases and forever discharges Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Loan Parties have had, now have or have made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. It is the intention of the Loan Parties in executing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified and in furtherance of this intention the Loan Parties each waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MIGHT HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
The parties acknowledge that each may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.
8.Costs and Expenses. Borrowers hereby reaffirm their agreement under the Credit Agreement to pay or reimburse Lender on demand for all Lender Expenses incurred by Lender in connection with the Loan Documents. Without limiting the generality of the foregoing, Borrowers specifically agree to pay all reasonable and documented (to the extent such documentation is reasonably requested by Borrowers) out-of-pocket fees and disbursements of counsel to Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. Borrowers hereby agree that Lender may, at any time or from time to time in its sole discretion and without further authorization by Borrowers, make an Advance to the Borrowers under the Credit Agreement, or apply the proceeds of any Advance, for the purpose of paying any such fees, disbursements, costs and expenses.
9.Choice of Law; Venue; Jury Trial Waiver; Arbitration. The validity of this Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder shall be determined under, governed by, and construed in accordance with the internal laws of the State of California governing contracts only to be performed in that State. All of the terms of Section 13 of the Credit Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis.
10.Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or “pdf” file or other similar method of electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
11.Reference to and Effect on the Loan Documents.
11.1Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.
11.2Except as specifically amended by this Amendment, the Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties to the Lender and Bank Product Providers, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
11.3The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
11.4To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.
11.5This Amendment shall be deemed to be a “Loan Document” (as defined in the Credit Agreement).
12.Ratification. The Loan Parties each hereby restate, ratify and reaffirm each and every term and condition set forth in the Credit Agreement and the other Loan Documents to which it is a party, in each case as amended by this Amendment, effective as of the date hereof.
13.Estoppel. To induce the Lender to enter into this Amendment and to continue to make Advances or issue Letters of Credit to or for the account of the Borrowers under the Credit Agreement, the Loan Parties each hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of the Loan Parties as against the Lender or any Bank Product Provider with respect to the Obligations.

14.Integration; Conflict; Successors and Assigns; Amendment. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof. In the event of any conflict between this Amendment and the Credit Agreement, the terms of this Amendment shall govern. This Amendment shall bind and inure to the benefit of the respective successors and assigns of each of the parties, subject to the provisions of the Credit Agreement and the other Loan Documents. No amendment or modification of this Amendment shall be effective unless it has been agreed to by Lender in a writing that specifically states that it is intended to amend or modify this Amendment.
15.Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
[signature pages follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWERS:

NOVATEL WIRELESS, INC.

By:	/s/ Michael Newman
Name:	Michael Newman
Title:	Chief Financial Officer

ENFORA, INC.

By:	/s/ Michael Newman
Name:	Michael Newman
Title:	Chief Financial Officer

FEENEY WIRELESS, LLC

By:	/s/ Michael Newman
Name:	Michael Newman
Title:	Secretary

GUARANTORS:

R.E.R. ENTERPRISES, INC.

By:	/s/ Michael Newman
Name:	Michael Newman
Title:	Secretary

FEENEY WIRELESS IC-DISC, INC.

By:	/s/ Michael Newman
Name:	Michael Newman
Title:	Secretary

INSEEGO CORP.

By:	/s/ Michael Newman
Name:	Michael Newman
Title:	Chief Financial Officer

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Robin Van Meter
Name:	Robin Van Meter
Title:	Authorized Signatory